As filed with the Securities and Exchange Commission on April 23, 1999
                                           Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                 ESG RE LIMITED
             (Exact Name of Registrant as Specified in its Charter)

                               ------------------

            Bermuda                                                None
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                           Skandia International House
                                16 Church Street
                             Hamilton, HM 11 Bermuda
                                 (441) 295-2185

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                               ------------------

                              CT Corporation System
                                  1633 Broadway
                            New York, New York 10019
                                 (212) 664-1666

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                               ------------------
                                    copy to:
                            Richard S. Borisoff, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064
                                 (212) 373-3000
                               ------------------


          Approximate date of commencement of proposed sale to public:

From time to time or at one time after the effective date of this registration statement as determined by market conditions.

                               ------------------

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                            Proposed Maximum     Proposed Maximum      Amount of
        Title of Each Class of             Amount to be     Offering Price per      Aggregate         Registration
      Securities to be Registered          Registered(1)        Share(2)         Offering Price(2)         Fee
-------------------------------------------------------------------------------------------------------------------
Common Shares, $1.00 par value per share  2,000,000 Shares       $16.94            $33,880,000         $9,418.64
===================================================================================================================

(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends and similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c). The proposed maximum offering price per share is based upon the average bid and asked prices of the Registrant's Common Shares on April 16, 1999 on the Nasdaq National Market.

================================================================================

PROSPECTUS

                                 ESG RE LIMITED

                            DIVIDEND REINVESTMENT AND
                               SHARE PURCHASE PLAN

                             2,000,000 Common Shares

        We have established a distribution reinvestment and share purchase plan to provide our shareholders with a simple and convenient method of investing cash distributions in additional common shares of our company. These plan participants and interested new investors, not currently our shareholders, may also purchase our common shares on a monthly basis with optional cash payments. If plan participants purchase common shares with optional cash payments in excess of $12,500 per month, we may offer a discount on our share price ranging from 0% to 3%.

        To enroll in the plan, simply complete the enclosed authorization form and return it in the envelope provided. Enrollment in the plan is entirely voluntary, and plan participants may terminate their participation at any time.

        A participant in the plan may obtain additional common shares by:

               o reinvesting distributions relating to all or part of our common shares held by the participant.

               o making optional cash payments of not less than $50 and up to $12,500 per month, whether or not the participant's distributions on our common shares are being reinvested.

               o making optional cash payments in excess of $12,500 per month with our permission, whether or not the participant's distributions on our common shares are being reinvested.

        Our common shares are listed on the Nasdaq National Market under the
symbol "ESREF." On     , 1999, our closing price was $   .

                             ----------------------

        See "Risk Factors" beginning on page 2 for factors relevant to an investment in our common shares.

                             ----------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    The date of the Prospectus is     , 1999.

     In this prospectus, the "company," "we," "us" and "our" refer to ESG Re Limited and its consolidated subsidiaries.

     Neither the Registrar of Companies of Bermuda or the Bermuda Monetary Authority have recommended the common shares being offered by this document. Furthermore, these authorities have not confirmed that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This document may not be distributed to any person in the United Kingdom unless that person is a qualifying institution or corporation or other person within article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1986 of the United Kingdom or is a member or creditor of our company or of another body corporate in the same group as our company. The person must also be either a qualifying securities professional within regulation 7(2)(a) of the Public Offers of Securities Regulations 1995 of the United Kingdom or personally selected by or on behalf of our company.

                             ----------------------

     We have not undertaken any action to permit a public offering of the common shares covered by this document outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of our common shares and the distribution of this prospectus outside of the United States.

                             ----------------------

     For North Carolina Residents: The Commissioner of Insurance for the State of North Carolina has not approved or disapproved this offering, nor has the Commissioner passed upon the accuracy or adequacy of this prospectus. A buyer in North Carolina must understand that neither ESG Re Limited nor its subsidiaries is licensed in North Carolina pursuant to Chapter 58 of the North Carolina General Statutes.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     We are organized under the laws of Bermuda, and substantially all of our assets are located outside the United States. In addition, a majority of the members of our board of directors and senior executive officers are non-residents of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons and to realize in the United States upon judgments of courts of the United States predicated upon the civil liability of such persons under the federal securities laws of the United States. Our Bermuda counsel, Appleby, Spurling & Kempe, has advised us that there is doubt as to the enforceability, in original actions in Bermuda courts, of judgments of United States courts obtained in actions against such persons predicated upon the civil liability provisions of the federal securities laws of the United States.

     We have appointed CT Corporation System, New York, New York, as our agent to receive service of process. This appointment cannot be revoked and applies to litigation brought in any U.S. federal or state court relating to violations of U.S. federal securities laws in connection with the transactions covered by this prospectus.

                                   THE COMPANY

     We were formed on August 21, 1997, under the laws of Bermuda. Through our subsidiaries, European Specialty Reinsurance (Bermuda) Limited, European Specialty Reinsurance (Ireland) Limited, European Specialty Ruckversicherung AG and Accent Europe Insurance Company Limited, we are a specialty reinsurer/insurer providing innovative risk solutions and capacity on a global basis in the fields of accident, health, life and special risk reinsurance to insurers and selected reinsurers.

     In December 1997, we raised gross proceeds of $257 million in a combined private placement and initial public offering. The proceeds from those offerings provided the capitalization for us to assume for our own account risks that our wholly owned reinsurance management subsidiary, ES Management, previously underwrote on behalf of unaffiliated reinsurance companies. Subsequent to the offerings, we assumed a 30% share of the pool business which ES Management underwrote in 1997 on behalf of other reinsurance companies. In addition, since that time we have separately negotiated additional retrocessions with other reinsurance companies.

     We distinguish ourselves by offering "intelligent reinsurance" products and services for particular underwriting problems, actuarial support, product design and, in the field of medical expense reinsurance, loss prevention and disease management.

                             ----------------------

     Our executive offices are located 16 Church Street, Hamilton HM11, Bermuda, and our telephone number is (441) 295-2185.

                                  RISK FACTORS

     You should carefully consider the following risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase our common shares. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 9 of this document.

Cyclicality of Reinsurance Industry

     The insurance and reinsurance industries are cyclical. Historically, reinsurers have experienced significant fluctuations in operating results due to volatile and sometimes unpredictable developments, many of which are beyond the direct control of the reinsurer. These developments include (1) competition, (2) frequency of occurrence or severity of natural disasters and other catastrophic events, (3) levels of capacity, (4) general economic conditions and (5) other factors. The underwriting results of primary insurers and prevailing general economic conditions significantly influence the demand for reinsurance. The supply of reinsurance is related primarily to (1) prevailing prices, (2) the levels of insured losses, (3) levels of industry surplus and (4) utilization of underwriting capacity that, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industries.

     As a result of these factors, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity, as well as periods when shortages of underwriting capacity permitted favorable premium levels. Increases in the frequency and severity of losses suffered by insurers can significantly affect these cycles. Conversely, the absence of severe or frequent catastrophe and other loss events could result in declining premium rates in the global market. We expect to experience the effects of such cyclicality, changes in premium rates, the frequency or severity of catastrophes or other loss events or other factors affecting the insurance or reinsurance industries, any of which could have a material adverse effect on our results of operations in future periods.

Volatility of Results

     Our specialty risk lines of reinsurance are characterized by a relatively small number of large risks, like the risk of cancellation of a World Cup Soccer championship or the nonappearance of a performing artist. It is difficult to predict if and when such a cancellation or non-appearing will occur. Volatile and unpredictable developments in the specialty risk lines could have a material adverse effect on our results of operations.

Exposure to Catastrophic Events

     As with other reinsurers, our operating results and financial condition can be adversely affected by catastrophes. Catastrophes can give rise to claims under our life reinsurance coverages. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, explosions, severe winter weather and fires, the incidence and severity of which are inherently unpredictable. We seek to manage our exposure to catastrophe losses through selective underwriting practices, including the monitoring of risk accumulations on a geographic basis, and through the purchase of catastrophe retrocessional reinsurance. Such practices, including management of risk accumulations on a geographic basis, and the reinsurance purchased by us, may not be adequate to protect us against material catastrophe losses. In addition, retrocessional reinsurance may not be available in the future at commercially reasonable rates.

     Although we seek to limit our exposure to acceptable levels, it is possible that an actual catastrophic event or multiple catastrophic events could have a material adverse effect on our financial condition, results of operations and cash flows.

Adequacy of Loss Reserves

     We maintain loss reserves for the ultimate payment of all losses and loss adjustment expenses incurred with respect to our underwriting business. Reserves are estimates for reported but not paid claims and for incurred but not reported claims involving actuarial and statistical projections at a given time to reflect our expectations of the costs of the ultimate settlement and administration of claims. These reserves do not represent an exact calculation of liability, but rather are estimates of what we expect the ultimate settlement and administration of claims to cost based on actuarial and statistical projections, at a given time, of facts and circumstances then known and estimates of trends in claims severity and other variable factors, including new concepts of liability. The process of estimating these reserves is inherently imprecise and involves the evaluation of many variables. Under U.S. generally accepted accounting principles, we are not permitted to establish loss reserves with respect to personal and special risk reinsurance until an event which may give rise to a claim occurs.

     The inherent uncertainties of estimating reserves are increased for reinsurers, as compared to primary insurers, because of the significant lapse of time that can occur between the (1) occurrence of an insured loss, (2) reporting of the loss to the primary insurer and, ultimately, to the reinsurer, (3) primary insurer's payment of that loss and (4) subsequent payment by the reinsurer. These uncertainties are compounded by the necessity of relying on ceding companies for information on reported claims and by differing reserving practices among ceding companies. We establish reserves to the extent that, in the judgment of management, the facts and prevailing law indicate an exposure for us or our ceding company.

     We periodically review and update our methods for establishing reserves. Management considers many factors when setting reserves including:

     o   information from ceding companies;

     o historical trends, such as reserving patterns, loss payments, pending levels of unpaid claims and product mix;

     o   internal methodologies that analyze our experience with similar cases;

     o   current legal interpretations of coverage and liability; and

     o   economic conditions.

Based on these considerations, management believes that adequate provision has been made for our reserves, which were $44,379,000 as of December 31, 1998. Because our reinsurance business only began operating last year, our estimation of reserves may be inherently less reliable than the reserve estimations of a reinsurer with a stable volume of business and an established long-term loss history. Actual losses and loss adjustment expenses paid may deviate, perhaps substantially, from estimates reflected in the loss reserves in our financial statements. If our loss reserves prove inadequate due to the occurrence of unpredicted events or unpredicted demographic or political developments, we will be required to increase loss reserves with a corresponding reduction in our net income during the period in which the deficiency is identified. There can be no assurance that losses will not exceed our loss reserves and have a material adverse effect on our financial condition, results of operations and cash flows in a particular period.

     Additional losses, the type or magnitude of which we cannot foresee, may emerge in the future. Such future losses also could have material adverse effects on our future consolidated financial condition, results of operations and cash flows.

Dependence on Key Personnel

     We place substantial reliance on the reinsurance industry experience and the continued services of our senior management, led by Wolfgang M. Wand, Steven
H. Debrovner, Joan H. Dillard and Renate M. Nellich. While we believe that, if necessary, we could find replacements for our key personnel, the loss of their services could have a material adverse effect on our operations.

Dependence on Key Clients

     We depend on a limited number of clients for a substantial portion of our premium revenue. We have in excess of 400 centrally administered reinsurance acceptances from clients. During 1998, our largest client, Caisse Centrale de Reassurance, accounted for approximately 13.5% of our premium revenue. Our second largest client, Best Meridian Insurance Company, accounted for approximately 7.5% of our premium revenue in 1998. The non-renewal of even a limited number of programs or policies could adversely affect our business. We will solicit new clients, but cannot assure that we will be successful in doing so.

Competition, Ratings and Letters of Credit

     The reinsurance business is highly competitive. We compete for business in the European, United States and other international reinsurance and insurance markets with numerous international and domestic reinsurance and insurance companies, some of which have greater financial resources and higher ratings than we do. Competition is based on many factors, including the perceived financial strength of a reinsurer, premium charges, terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment and reputation and experience in the line of reinsurance to be written. Ultimately, this competition could affect our ability to attract business on profitable terms.

     Ratings by insurance rating agencies distinguish reinsurers from one another. Insurance ratings are used by insurers and reinsurance intermediaries as important means of assessing the financial strength and quality of reinsurers. Ratings are based on quantitative evaluations of performance with respect to profitability, leverage and liquidity and qualitative evaluations of spread of risk, reinsurance programs, investments, reserves and management. We are currently rated A- by Standard & Poor's, a division of The McGraw Hill Companies, Inc. Our failure to maintain these ratings could have a material adverse effect on our business.

     We are not licensed or admitted as reinsurers in any jurisdiction other than Bermuda, Ireland and Germany. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, our reinsurance contracts may frequently require us to post a letter of credit or other security immediately or after a reinsured reports a claim. We have a letter of credit facility to cover our obligations in such situations. The failure to maintain our letter of credit facility, or to obtain a replacement, could have a material adverse effect on our results of operations.

Regulation

     We are subject to the general corporate and insurance laws and regulations of Bermuda, Ireland and Germany, our jurisdiction of incorporation and that of each of our principal operating subsidiaries, and the laws and regulations of the other jurisdictions in which such entities are licensed or authorized to do business. The insurance laws of each state of the United States and of many non-U.S. jurisdictions regulate the sale of insurance and reinsurance within their jurisdiction by foreign insurers that are not admitted to do business within such jurisdiction. We do not maintain an office or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction where the conduct of such activities would be prohibited by our lack of license in such jurisdiction. There can be no assurances that inquiries or challenges relating to our activities will not be raised in the future or that our location, regulatory status or restrictions on our activities will not adversely affect our ability to conduct our business. No assurance can be given that if we were to become subject to any such laws of the United States or any state thereof or of any other country at any time in the future, our operations would be in compliance with such laws. We are unable to predict what additional government regulations, if any, affecting our business may be promulgated in the future or how they might be interpreted. Such changes could have a material adverse effect on us or the insurance industry in general.

Impact of Changes in Foreign Exchange Rates

     Our functional currency is the U.S. dollar. However, because we write a portion of our business in currencies other than the U.S. dollar and maintain investments denominated in currencies other than the U.S. dollar, we could experience significant exchange gains and losses, which will in turn affect our results of operations. While a substantial portion of our investments are in U.S. dollar- denominated instruments, we are exposed to significant underwriting losses in currencies other than U.S. dollars. Exchange rate fluctuations may increase our losses (as measured in U.S. dollars) as claim amounts are settled.

Impact of Euro

     On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and a newly formed currency, the Euro. The participating countries have agreed to adopt the Euro as their common legal currency, to issue sovereign debt exclusively in the Euro and to redenominate outstanding sovereign debt. Between January 1, 1999 and January 1, 2000, either the Euro or a participating country's local currency may be used as legal tender, and public and private parties may pay for goods and services using either the Euro or a local currency. Beginning January 1, 2002, new Euro-denominated bills and coins will be issued and by July 1, 2002, the participating countries local currencies will no longer be legal tender for any transactions. We have operations in Germany, Austria, Belgium, Denmark, Spain, France, Great Britain, Ireland, Italy, Luxembourg and the Netherlands, each of which is a member of the European Union. Each of these countries other than Denmark and Great Britain adopted the Euro on January 1, 1999.

     Although there can be no assurance, the nature of our reinsurance business and our investments are such that we do not expect the introduction of the Euro to have a material impact on our business, operations or financial condition.

     In addition, systems which support our operations require modifications to accommodate transactions denominated in the Euro. Although there can be no assurance we will not be materially adversely affected by a failure to successfully make the required modifications, we are substantially finished making the required modifications, and the impact of a failure to fully modify our systems is not expected to be material to our business, operations or financial condition.

Tax Matters

     We operate our business in a manner that does not cause us to be viewed as engaged in a trade or business in the United States and, thus, does not require us or any of our subsidiaries, other than our U.S. subsidiary, to pay United States corporate income taxes (other than withholding taxes). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the United States Internal Revenue Service will not contend successfully that we or one of our non-U.S. subsidiaries is engaged in a trade or business in the United States. If we or any of our non-U.S. subsidiaries were subject to U.S. income tax, our shareholders' equity and earnings could be materially adversely affected. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries."

     If one of our insurance subsidiaries has related person insurance income, determined on a gross basis, in excess of 20% of its gross insurance income for any fiscal year, each U.S. shareholder who owns our common shares (directly or through foreign entities) on the last day of such fiscal year may be required to include in such shareholder's gross income for U.S. tax purposes a proportionate share of such related person insurance income. Related person insurance income is income attributable to insurance or reinsurance policies where the direct or indirect insureds are U.S. shareholders or are related to U.S. shareholders. Related person insurance income may be included in a U.S. shareholder's gross income whether or not such shareholder or a person related to it is a policyholder. While we attempt to operate our business so that related person insurance income does not exceed 20% of gross insurance income, there can be no assurance that we will not have gross related person insurance income exceeding such threshold. See "Certain Tax Considerations--Taxation of Shareholders."

     We operate our business in a manner that does not cause us and our subsidiaries, other than our German subsidiaries, to be subject to tax in Germany. However, because the test for determining this is essentially factual and there is considerable uncertainty as to the activities which will cause a foreign corporation to be subject to tax in Germany, there can be no assurance that German tax authorities will not successfully contend that the we are subject to tax in Germany. If we were subject to German tax, our shareholders' equity and earnings would be materially and adversely affected. At present, the overall effective tax rate in Germany would be approximately 54%, although non-deductible expenses would increase the overall effective tax burden. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries." We also operate our business in a manner that will not cause us or any of our subsidiaries, other than our Canadian subsidiary, to be subject to tax in Canada. However, because this is essentially a factual test and there is considerable uncertainty as to the activities which will cause a foreign corporation to be subject to tax in Canada, there can be no assurance that Canadian tax authorities will not successfully contend that we and/or a non-Canadian subsidiary are subject to tax in Canada. If we and/or one of our non-Canadian subsidiaries were subject to Canadian tax, our shareholders' equity and earnings could be materially and adversely affected. At present, the overall effective tax rate in Canada is approximately 44%. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries."

Anti-Takeover Considerations

     The provision for a staggered board of directors and voting cut-backs in our bye-laws will have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management. Our bye-laws provide that the voting rights with respect to our common shares and any other voting securities directly or indirectly beneficially or constructively owned by any person, other than John C Head and persons deemed to own our common shares with him for purposes of the Internal Revenue Code of 1986, will be limited in the aggregate to 9.9% of the voting power of our company. The voting rights for all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of our common shares, pro rata based on the number of common shares held by all such other holders, subject only to the further limitation that no shareholder allocated any such voting rights, other than the Head group, may exceed the 9.9% limitation as a result of such allocation. In addition, the terms of our outstanding Class B warrants provide that any such Class B warrants remaining unvested at the time of a change of control will vest immediately upon the occurrence of such change.

Conflicts of Interest and Business Opportunities

     We have an agreement with Head Asset Management L.L.C., an affiliate of Head & Company L.L.C., relating to the provision of investment management services, for which we pay fees to Head Asset Management. Conflicts of interest could arise with respect to future transactions involving our shareholders, on the one hand, and ourselves, on the other hand. Such transactions must be approved by a majority vote of the disinterested members of our board of directors. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to Head & Company, on the one hand, and ourselves, on the other hand. Head & Company, through its affiliates, makes investments in insurance and reinsurance companies and companies providing services to the insurance industry. We may compete with affiliates of Head & Company on personal and special risk reinsurance programs for the same prospective clients. In such cases, we will conduct our underwriting and pricing analyses independently.

Shares Eligible for Future Sale

     No prediction can be made as to the effect, if any, that future sales of our common shares, or the availability of our common shares for future sale, will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, could adversely affect the market price of our common shares and may make it more difficult for us to sell equity securities in the future. There are currently outstanding common shares, Class A warrants to purchase our common shares and Class B warrants to purchase our common shares. The common shares of our company offered by this document are freely transferable without restriction or further registration under the Securities Act of 1933, except for any of those common shares owned at any time by one of our "affiliates" within the meaning of Rule 144 under the Securities Act of 1933 (which sales will be subject to the volume limitations and other restrictions of Rule 144).

Service of Process and Enforcement of Judgments

     The majority of our officers and directors are residents of jurisdictions outside the United States. All or a substantial portion of our assets and the assets of such officers and directors are or may be located in jurisdictions outside the United States. Although we have irrevocably agreed that we may be served with process in New York, New York with respect to actions based on offers and sales of our common shares made hereby, it may be difficult for investors to effect service of process within the United States on directors and officers who reside outside the United States or to recover against us or such directors and officers on judgments of United States courts predicated upon civil liabilities under U.S. federal securities laws. See "Enforceability of Civil Liabilities."

Holding Company Structure and Dividends

     We are a holding company with no operations or significant assets other than through the ownership of the capital stock of our subsidiaries. Future dividends and other permitted payments from subsidiaries are our sole source of funds to pay expenses and dividends, if any. While we are not subject to any significant legal prohibitions on the payment of dividends, our subsidiaries are subject to regulatory constraints that affect their ability to pay dividends to us.

Year 2000 Compatibility of Our Systems and Insurance of Year 2000 Related Losses

     A significant percentage of the software that runs most computers relies on two-digit date codes to perform a number of computation and decision-making functions. These programs may fail from an inability to interpret date codes properly, misreading "00" for the year 1900 instead of the year 2000. Insurance policies with a January 1, 2000 or later expiration date could be affected by a Year 2000 malfunction. The Year 2000 issue has the potential to affect us through the disruption of the processing of business and general corporate transactions, both at our company and between us and other businesses with which we interact, and through the bringing of claims asserting that costs related to the Year 2000 issue are covered under insurance in respect of which we have a reinsurance obligation.

     We believe that our Year 2000 program, anticipated to be completed no later than June 30, 1999, will result in our proprietary operating systems, application software programs and computer hardware being Year 2000 compliant in all material respects, though there can be no assurance in that regard. Although we do not rely on computer-dependent transactions to the same extent as many other businesses, if our internal processing environment cannot be made Year 2000-compliant, or if any of our significant business partners or service providers or other business entities experience serious Year 2000 problems, we might experience disruption in our business. Such disruption, among other things, could conceivably (1) force us to compile information and process transactions manually, (2) if compliance problems persisted, impair our ability to receive premiums from and make claim payments to our ceding companies, (3) impair our ability to obtain information about our investments or (4) impair the value of our fixed maturity and equity investments, if the entities underlying those investments have substantial Year 2000 costs, liabilities or disruptions. Any or all of the types of possible disruptions in such a "worst case scenario" could materially increase the cost of doing business, could impair our ability to make required regulatory filings and could materially affect our results of operations, liquidity or financial condition. However, based upon current information, we do not expect such scenarios to occur and do not expect material disruption to business.

     Although we have not received any claims made under policies for which we have reinsurance obligations related to business losses caused by Year 2000 malfunctions or costs incurred in connection with prevention or correction of Year 2000 problems, it is conceivable that such claims could be made. Published estimates of Year 2000 business losses and costs are in the many billions of dollars. We are working with our ceding companies to attempt to determine whether any prospective or existing business underwritten carries potential Year 2000 exposures, and we are attempting to exclude as many of such exposures as possible from our contracts with ceding companies. Nevertheless, there can be no assurance that Year 2000 related claims will not have a material adverse effect on our results of operations.

                           FORWARD-LOOKING INFORMATION

     Information both included and incorporated by reference in this prospectus may contain forward- looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such information may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company include, but are not limited to, changes in: (1) the frequency and severity of insured loss events, including catastrophes, (2) mortality and morbidity levels, (3) persistency levels, (4) prevailing levels of interest rates, (5) currency exchange rates and (6) changes in laws. These and other factors are discussed in "Risk Factors" above, and elsewhere in this prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus.

                                    THE PLAN

     The following summary and questions and answers explain and constitute the plan. Shareholders who do not participate in the plan will receive cash distributions, as declared, paid in the usual manner.

Summary of Plan

     Our plan provides our shareholders and interested new investors with a convenient and attractive method of investing cash distributions and optional cash payments in additional common shares without payment of any brokerage commission or service charge.

     For the reinvestment of cash distributions, the price of our common shares to plan participants will be: (1) the average price of our common shares on the Nasdaq National Market on the corresponding investment date or (2) the average of the prices State Street Bank and Trust pays for the common shares it purchases with reinvested distributions for the related quarter. For optional cash payments, the price of our common shares to plan participants will be: (1) the average price of our common shares on the Nasdaq National Market on the corresponding investment date or (2) the average of the prices State Street Bank and Trust pays for the common shares it purchases with optional cash payments for the related month.

     Depending on the availability of our common shares registered for issuance under the plan, there is no minimum or maximum limitation on the amount of distributions a plan participant may reinvest under the plan. See Question 2.

     For the purchase of our common shares with optional cash payments, participants must invest at least $50 per month and no more than $12,500 per month. We may waive the $12,500 maximum amount. See Question 17. Participants may make optional cash payments in excess of $12,500 per month only upon our receipt and acceptance of a completed request for waiver form from a participant. Each month, at least three business days prior to each record date for an investment, we will establish any discount and minimum share price applicable to optional cash payments that exceed $12,500 per month. The minimum share price will be an amount that our average share price on the Nasdaq National Market must exceed before plan participants may invest optional cash payments in excess of $12,500 per month.

     For optional cash payments, we will establish on a monthly basis a ten-day pricing period to determine (1) the date of investment of such payments and (2) the price that plan participants will pay for our common shares. We expect the pricing period to be the period beginning on the fifth trading day of each month and ending at the close of the tenth consecutive trading day thereafter. For optional cash payments that exceed $12,500 only, for each business day on the Nasdaq National Market of the related ten-day pricing period on which the minimum share price discussed above is not satisfied, one-tenth of a participant's optional cash payment will be returned without interest. There will be no minimum share price applicable to optional cash payments that do not exceed $12,500 per month or the reinvestment of distributions in additional common shares. Optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $12,500, unless we waive such limit, may be returned to the participant without interest. Participants may request that State Street Bank and Trust Company, the plan administrator, sell any or all shares it holds in the plan on behalf of such participants. See Question 27.

     Common shares purchased directly from us with optional cash payments in excess of the monthly dollar limitation may reflect a discount between 0% and 3% from the price otherwise payable for the shares. The discount may change (but will not vary from the range of between 0% and 3%) or be discontinued at our discretion after a review of current market conditions, the level of plan participation and our current and projected capital needs.

     Depending on the availability of common shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions and no preestablished maximum limit applies to optional cash payments that may be made pursuant to requests for waiver. As of the date hereof, 2,000,000 of our common shares have been registered and are available for sale under the plan.

     We expect to grant requests for waiver to financial intermediaries, including brokers and dealers, and other participants in the future. Grants of requests for waiver will be made in our sole discretion based on a variety of factors, which may include:

        o our current and projected capital needs and the alternatives available to us to meet those needs,

        o       prevailing market prices for our common shares,

        o       general economic and market conditions,

        o expected aberrations in the price or trading volume of our common shares,

        o the potential disruption of the price of our common shares by a financial intermediary,

        o the number of our common shares held by the participant submitting the waiver request,

        o       the past actions of a participant under the plan,

        o the aggregate amount of optional cash payments for which such waivers have been submitted, and

        o the administrative constraints associated with granting such waivers.

To the extent that we grant requests for waiver, it is expected that a greater number of our common shares will be issued under the optional cash payment feature of the plan as opposed to the distribution reinvestment feature of the plan.

Purpose

     1. What is the purpose of the plan?

     The primary purpose of the plan is to provide eligible holders of our common shares and interested new investors with a convenient and simple method of increasing their investment in our company by (1) investing cash distributions in additional common shares and (2) investing optional cash payments in additional common shares, in either case without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the plan. We may also use the plan to raise additional capital through the sale each month of a portion of the common shares available for issuance under the plan to current holders and interested new investors (including brokers or dealers). Persons who make such purchases in connection with a distribution of our common shares may be deemed to be underwriters under the federal securities laws. These sales will be effected through our ability to waive limitations applicable to the amounts which plan participants may invest pursuant to the plan's optional cash payment feature.

     To the extent we sell shares under the plan, we will receive additional funds for working capital purposes. The plan is intended for the benefit of investors in our company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of our common shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of our common shares acquired through the reinvestment of distributions or optional cash payments under the plan. Such transactions may cause fluctuations in the price or trading volume of our common shares. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of our common shares or interested new investors in order to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the plan or which adversely affect the price of our common shares.

Options Available to Participants

    2.  What options are available to enrolled participants?

    Eligible holders of our common shares may elect to have cash distributions paid on all or a portion of their common shares automatically reinvested in additional common shares. Cash distributions are paid on our common shares when and as declared by our board of directors. Subject to the availability of common shares registered for issuance under the plan, there is no minimum limitation on the amount of distributions a participant may reinvest under the distribution reinvestment feature of the plan.

    Each month plan participants may also elect to invest optional cash payments in additional common shares, subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $12,500, which we may waive. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to these limitations. Participants may make optional cash payments each month even if distributions on their common shares are not being reinvested and whether or not a distribution has been declared.

Advantages and Disadvantages

    3.  What are the advantages and disadvantages of the plan?

        Advantages:

        o The plan provides participants with the opportunity to reinvest cash distributions paid on all or a portion of their common shares in additional common shares without payment of any brokerage commission or service charge on common shares purchased directly from our company or in the open market.

        o The plan provides participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional common shares without payment of any brokerage commission or service charge on common shares purchased directly from our company or in the open market. If we grant requests for waiver for cash purchases in excess of the monthly limitation, such purchases may be made at a discount to the market price of our common shares at our discretion.

        o Subject to the availability of common shares registered for issuance under the plan, all cash distributions paid on participants' common shares can be fully invested in additional common shares because the plan permits fractional shares to be credited to plan accounts. Distributions on such fractional shares, as well as on whole shares, will also be reinvested in additional shares, which will be credited to plan accounts.

        o The administrator of the plan, State Street Bank and Trust Company, at no charge to participants, provides for the safekeeping of our common shares credited to each plan account.

        o Periodic statements reflecting all current activity, including share purchases and latest plan account balance, simplify participants' record keeping. See Question 22 for information concerning reports to participants.

        Disadvantages:

        o Neither State Street nor our company will pay any interest on distributions or optional cash payments held pending reinvestment or investment. See Question 11. In addition, monthly optional cash payments in excess of $12,500 may be returned to participants in the event that a minimum share price for the purchase of our common shares is not met for any trading day during a ten-day pricing period established by us on a monthly basis for the investment of optional cash purchases. We will base this minimum share price on the average price of our common shares on the Nasdaq National Market during such ten-day period. See Question 17.

        o With respect to optional cash payments, the actual number of shares to be issued to a participant's plan account will not be determined until after the end of the relevant ten-day pricing period. Therefore, during the pricing period participants will not know the actual number of shares they have purchased or the price they have paid.

        o With respect to optional cash payments, the price of our common shares to plan participants may exceed the price at which our common shares are trading after the investment date.

        o Because State Street must receive optional cash payments at least five business days before the related ten-day pricing period, the purchases made with those payments will be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. By the same token, once received, a payment will be used to make purchases under the plan unless State Street receives a written request prior to the record date for the investment date with respect to which such participant has delivered optional cash payments. See Questions 18 and 20.

        o Resales of common shares credited to a participant's account under the plan will involve a nominal fee per transaction paid to State Street (if State Street makes such resale at the request of a participant), a brokerage commission and any applicable share transfer taxes on the resales. See Questions 21 and 27.

Administration

    4.  Who administers the plan?

    We have retained State Street as plan administrator to administer the plan, keep records, send statements of account activity to each participant and perform other duties relating to the plan. Shares purchased under the plan and held by State Street will be registered in State Street's name or the name of its nominee for the benefit of the participants. In the event that State Street resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan.

    State Street also acts as distribution disbursing agent, transfer agent and registrar for our common shares.

Participation

    For purposes of this section, responses will generally be based upon the method by which the holder holds his or her common shares. Generally, holders are either record owners or beneficial owners. A record owner is a holder who owns our common shares in his or her own name. A beneficial owner is a holder who beneficially owns common shares that are registered in a name other than his or her own name (for example, the shares are held in the name of a broker, bank or other nominee). A record owner may participate directly in the plan, whereas a beneficial owner will have to either become a record owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the plan through the broker, bank or other nominee in whose name the beneficial owner's shares are held. If a beneficial owner who desires to become a participant encounters any difficulties in coordinating his or her participation in the plan with his or her broker, bank or other nominee, he or she should call our Investor Relations Department in Ireland at 353-1-612-6550.

    5.  Who is eligible to participate?

    All record owners or beneficial owners of at least one of our common shares are eligible to participate in the plan. A record owner may participate directly in the plan. A beneficial owner must either become a record owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. In addition, interested new investors may participate in the optional cash payment feature of the plan.

    To facilitate participation by beneficial owners, we have made arrangements with State Street Bank and Trust to reinvest distributions, on a per distribution basis, and accept optional cash payments under the plan by record holders such as brokers, banks and other nominees, on behalf of beneficial owners.

    6.  How does an eligible shareholder or interested new investor participate?

    Record owners may join the plan by completing and signing the authorization form included with the plan and returning it to State Street. A non-postage-paid return envelope is provided for this purpose. Authorization forms may be obtained at any time by written request to State Street and Trust Company, c/o EquiServe, L.P., P.O. Box 8200, Boston, Massachusetts 02266-8200 or by telephoning State Street at (XXX) XXX-XXXX.

    Beneficial owners who wish to join the plan must instruct their broker, bank or other nominee to complete and sign the authorization form. The broker, bank or other nominee will forward the completed authorization form to its securities depository and the securities depository will provide State Street with the information necessary to allow the beneficial owner to participate in the plan. See Question 8 for a discussion of the broker and nominee form, which is required to be used for optional cash payments of a beneficial owner whose broker, bank or other nominee holds the beneficial owner's shares in the name of a major securities depository. See also Question 16.

    If a record owner or the broker, bank or other nominee on behalf of a beneficial owner submits a properly executed authorization form without electing an investment option, such authorization form will be deemed to indicate the intention of such record owner or beneficial owner, as the case may be, to apply all cash distributions and optional cash payments, if applicable, toward the purchase of additional common shares of our company. See Question 7 for investment options.

    7.  What does the authorization form provide?

    The authorization form appoints State Street as agent for a plan participant and directs us to pay to State Street Bank each participant's cash distributions on all or a specified number of our common shares owned by the participant on the applicable record date, as well as on all whole and fractional common shares credited to a participant's plan account. The authorization form directs State Street to purchase on the relevant investment date additional common shares with such distributions and optional cash payments, if any, made by the participant. The authorization form also directs State Street to reinvest automatically all subsequent distributions with respect to common shares credited to a participant's plan account. Distributions will continue to be reinvested on the number of common shares specified by a plan participant and on all common shares credited to a participant's plan account until the participant specifies otherwise by contacting State Street, withdraws from the plan (see Questions 26 and 27) or the plan is terminated.

    The authorization form provides for the purchase of additional common shares of our company through the following investment options:

    o If "Full Distribution Reinvestment" is elected, State Street will apply all cash distributions on all common shares then or subsequently registered in the participant's name, and all cash distributions on all common shares credited to the participant's plan account, together with any optional cash payments, toward the purchase of additional common shares.

    o If "Partial Distribution Reinvestment" is elected, State Street will apply all cash distributions on only the number of common shares registered in the participant's name and specified on the authorization form and all cash distributions on all common shares credited to the participant's plan account, together with any optional cash payments, toward the purchase of additional common shares. Shares subsequently held in the participant's name will not be included if this option is chosen.

    o If "Optional Cash Payments Only" is elected, the participant will continue to receive cash distributions on common shares registered in that participant's name, if any, in the usual manner. However, State Street will apply all cash distributions on all common shares credited to the participant's plan account, together with any optional cash payments received from the participant, toward the purchase of additional common shares.

    Each participant may select any one of these three options. In each case, distributions will be reinvested on all common shares specified by a plan participant and on all common shares held in the participant's plan account, including distributions on our common shares purchased with any optional cash payments, until a participant specifies otherwise by contacting State Street, or withdraws from the plan altogether or until the plan is terminated. If a participant would prefer to receive cash payments of distributions paid on common shares credited to the participant's plan account rather than reinvest such distributions, those shares must be withdrawn from the plan by written notification to State Street. See Questions 26 and 27 regarding withdrawal of common shares credited to a participant's plan account.

    Participants may change their investment options at any time by requesting a new authorization form and returning it to State Street at the address set forth in Question 37. See Question 11 for the effective date for any change in investment options.

    8.  What does the broker and nominee form provide?

    The broker and nominee form provides the only means by which a broker, bank or other nominee holding shares of a beneficial owner in the name of a major securities depository may invest optional cash payments on behalf of such beneficial owner. A broker and nominee form must be delivered to State Street each time such broker, bank or other nominee transmits optional cash payments on behalf of a beneficial owner. Broker and nominee forms will be furnished at any time upon request of our Investor Relations Department at 353-1-612-6550.

     Prior to submitting a broker and nominee form, the broker, bank or other nominee for a beneficial owner must submit a completed authorization form on behalf of the beneficial owner.

     The broker and nominee form and appropriate instructions must be received by State Street not later than the applicable record date or the optional cash payment will not be invested until the following investment date.

     9. Is partial participation possible under the plan?

     Yes. Record owners or the broker, bank or other nominee for beneficial owners may designate on the authorization form a number of shares for which distributions are to be reinvested. Distributions will thereafter be reinvested only on the number of shares specified, and the record owner or beneficial owner, as the case may be, will continue to receive cash distributions on the remainder of the shares. See Question 7.

     10. When may an eligible shareholder or interested new investor join the plan?

     A record owner or beneficial owner or interested new investor may join the plan at any time. Once in the plan, a participant remains in the plan until he or she withdraws from the plan, we terminate his or her participation in the plan or we terminate the plan. See Question 27 regarding withdrawal from the plan.

     11. When will distributions be reinvested and/or optional cash payments be invested?

     When shares are purchased from our company, such purchases will be made on the applicable "investment date" in each month. The investment dates for participation in the plan will be as follows:

        Distribution Reinvestment

        o For common shares acquired directly from us and relating to a distribution reinvestment, the investment date will be the distribution payment date relating to the common shares, as declared by our board of directors.

        o For common shares acquired in open market purchases and relating to a distribution reinvestment, the investment date will be a date no later than ten business days after the distribution payment date.

        If State Street receives an authorization form prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If State Street receives an authorization form on or after any such record date, reinvestment of distributions will begin on the distribution payment date following the next record date if the participant is still a shareholder of record. Record dates for payment of distributions normally precede payment dates by approximately two weeks.

        Optional Cash Payments

        o For common shares acquired directly from us and relating to optional cash payments of $12,500 or less per month, the investment date will be the last day of the ten-day pricing period established by our company on a monthly basis for optional cash payment investments.

        o For common shares acquired directly from us and relating to optional cash payments of greater than $12,500 per month made after an accepted request for waiver, the investment date will be each day on which the Nasdaq National Market is open for business in a ten-day pricing period. On each such day, 1/10 of a participant's optional cash payment in each month will be invested.

        o For common shares acquired in open market purchases and relating to optional cash payments, the investment date will be a date not more than 30 days after the last business day before the applicable ten-day pricing period.

        See Schedule A for a list of the expected pricing period commencement dates and conclusion dates. We expect the ten-day pricing period to be the period beginning on the fifth trading day of each month and ending at the close of the tenth consecutive trading day thereafter.

        When State Street makes open market purchases, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions. Such purchases may also be made on terms with respect to price, delivery and other matters as agreed to by State Street. Neither our company nor any participant will have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom State Street will make purchases. However, when State Street makes open market purchases, State Street will use its reasonable best efforts to purchase the shares at the lowest possible price.

        See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that may be made each month and Question 18 for information as to when optional cash payments must be received to be invested on each investment date.

        State Street will allocate and credit shares to participants' accounts as follows: (1) shares purchased from our company will be allocated and credited as of the appropriate investment date; and (2) shares purchased in open market transactions will be allocated and credited as of the date on which State Street completes the purchases of the aggregate number of shares to be purchased on behalf of all participants with distributions to be reinvested or optional cash payments, as the case may be, during the month.

        No interest will be paid on cash distributions or optional cash payments pending investment or reinvestment under the terms of the plan. Since no interest is paid on cash held by State Street, it normally will be in the best interest of a participant to defer optional cash payments until shortly before commencement of the pricing period.

Purchases and Prices of Shares

     12. What will be the price to participants of shares purchased under the plan?

               Distribution Reinvestment

               o For common shares acquired directly from us and relating to a distribution reinvestment, the price per common share will be the average of the high and low sales prices, computed to four decimal places, of our common shares on the Nasdaq National Market on the corresponding investment date, or if no trading occurs in our common shares on the investment date, the average of the high and low sales prices for the first trading day immediately before the investment date for which trades are reported.

               o For common shares acquired in open market purchases and relating to a distribution reinvestment, the price per common share will be the weighted average of the actual prices State Street pays, computed to four decimal places, for all of the common shares it purchases with all participants' reinvested distributions for the related quarter.

               If a participant desires to opt out of the distribution reinvestment feature of the plan when the common shares relating to distribution reinvestments will be purchased in the open market, a participant must notify State Street no later than the record date for the related distribution payment date. For information as to the source of the common shares to be purchased under the plan, see Question 15.

               Optional Cash Payments

               o For common shares acquired directly from us with optional cash payments, the price per common share will be the average of the daily high and low sale prices, computed to four decimal places, of our common shares as reported on the Nasdaq National Market for the trading day relating to each corresponding investment date or, if no trading occurs in our common shares on such trading day, for the trading day immediately preceding such investment date for which trades are reported, less any applicable discount. A "trading day" means a day on which trades in our common shares are reported on the Nasdaq National Market.

               o For common shares acquired through open market purchases with optional cash payment, the price per common shares will be the weighted average of the actual prices State Street pays, computed to four decimal places, for all of our common shares it purchases with all participants' optional cash payments for the related month.

               Neither our company nor any participant will have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom State Street will make purchases. However, when State Street makes open market purchases, it will use its best efforts to purchase the shares at the lowest possible price.

               Discount

               Each month, at least three business days before to the applicable record date, we may establish a discount from the market price applicable to optional cash payments in excess of the $12,500 per month limitation during a corresponding ten-day pricing period or otherwise. We will notify State Street of any such discount. The discount may be between 0% and 3% of the price plan participants otherwise pay for our common shares and may vary each month. Once established, the discount will apply uniformly to all optional cash payments made during that month in excess of the monthly limitation. We will establish any discount in our sole discretion after a review of current market conditions, the level of participation in the plan and our current and projected capital needs. The discount feature applies only to the issuance of common shares purchased directly from us with optional cash payments under an accepted waiver. It does not apply to open market purchases made with optional cash payments or the reinvestment of distributions.

               Neither our company nor State Street will be required to provide any written notice to participants as to any discount, but current information regarding the discount applicable to the next ten-day pricing period may be obtained by contacting us at 353-1-612-6550. Setting a discount for an investment date shall not affect the setting of a discount for any subsequent investment date.

    13. What are the record dates and investment dates for distribution reinvestment?

    For the reinvestment of distributions, the "record date" is the record date declared by our board of directors for such distribution. Likewise, the distribution payment date declared by our board of directors constitutes the investment date applicable to the reinvestment of such distribution for common shares acquired directly from our company. The investment date for common shares purchased in open market transactions will be no later than ten business days following the distribution payment date. Distributions will be reinvested on the investment date using the applicable market price discussed above in Question
12. Generally, record dates for quarterly distributions on our common shares will precede the distribution payment dates by approximately two weeks. See Schedule A for a list of the future distribution record dates and payment dates. Please refer to Question 18 for a discussion of the record dates and investment dates applicable to optional cash payments.

    14. How will the number of shares purchased for a participant be determined?

    A participant's plan account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of such participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any distributions paid on a specified number of our common shares owned by the participant and common shares otherwise credited to such participant's plan account and available for investment on the related investment date, or the amount of any optional cash payments made by such participant and available for investment on the related investment date. Subject to the availability of common shares registered for issuance under the plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of distributions.

    15. What is the source of common shares purchased under the plan?

    Plan shares will be purchased either directly from us or on the open market, or by a combination of these methods, at our option. We will determine the source of our common shares to be purchased under the plan at least three business days before the relevant record date, and will notify State Street of the same. Neither our company nor State Street will be required to provide any written notice to participants as to the source of our common shares to be purchased under the plan. However, participants may obtain current information regarding the source of our common shares by contacting our Investor Relations Department at the number listed above.

    16. How does the optional cash payment feature of the plan work?

    All record holders and interested new investors who have timely submitted signed authorization forms indicating their intention to participate in this feature of the plan, and all beneficial owners whose brokers, banks or other nominees have timely submitted signed authorization forms indicating their intention to participate in this feature of the plan, are eligible to make optional cash payments during any month, whether or not a distribution is declared. If a broker, bank or other nominee holds shares of a beneficial owner in the name of a major securities depository, optional cash payments must be made through the use of the broker and nominee form. See Question 8. Optional cash payments must be accompanied by an authorization form or a broker and nominee form, as applicable. Each month, State Street will apply any optional cash payment received from a participant no later than one business day before the beginning of that month's ten-day pricing period to the purchase of additional common shares for the account of the participant on the following investment date.

    17. What limitations apply to optional cash payments?

        General

        Each optional cash payment is subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $12,500. For purposes of these limitations, we will aggregate all plan accounts under the common control or management of a participant, which we will determine at our sole discretion. Generally, optional cash payments of less than $50 and that portion of any optional cash payment exceeding the maximum monthly purchase limit of $12,500, unless we waive that limit, will be returned to participants without interest at the end of the relevant ten-day pricing period.

        Requests for Waiver

        Participants may make optional cash payments of up to $12,500 per month without our prior approval. A participant may make optional cash payments in excess of $12,500 only upon our acceptance of a completed request for waiver form from him and receipt of the waiver form by State Street. There is no preestablished maximum limit applicable to optional cash payments that may be made following an accepted request for waiver.

        In order for an investor to be permitted to purchase common shares in excess of the $12,500 monthly limit, our company and State Street must receive and elect to accept a request for waiver form each month no later than the record date for the applicable investment date. Request for waiver forms will be furnished at any time upon request to State Street at the address or telephone number specified in Question 37. Waivers will be accepted only with respect to actual record participants that beneficially own their common shares and not for the benefit of beneficial owners or multiple participants whose stock is held in the name of other record holders. Participants interested in obtaining further information about a request for waiver should contact our company at the number listed above.

        We will consider waivers on the basis of a variety of factors, which may include:

        o our current and projected capital needs and the alternatives available to us to meet those needs,

        o prevailing market prices for our common shares and other company securities,

        o       general economic and market conditions,

        o expected aberrations in the price or trading volume of our common shares,

        o the potential disruption of the price of our common shares by a financial intermediary,

        o the number of our common shares held by the participant submitting the waiver request,

        o       the past actions of a participant under the plan,

        o the aggregate amount of optional cash payments for which such waivers have been submitted, and

        o the administrative constraints associated with granting such waivers.

Grants of waivers will be made in our absolute discretion.

        Minimum Share Price

        Unless we waive our right to do so, we may establish for any ten-day pricing period a minimum share price applicable only to the investment of optional cash payments that exceed $12,500 per month and that are made pursuant to requests for waiver. We would establish such price in order to provide us with the ability to set a minimum price at which common shares will be sold under the plan each month by virtue of such requests. We would establish a minimum share price only when common shares will be purchased directly from us on the applicable investment date. We will, at least three business days before each record date, determine whether to establish a minimum share price and, if established, its amount and so notify State Street. Such determination will be made at our discretion after a review of current market conditions, the level of participation in the plan and our current and projected capital needs. Neither our company nor State Street will be required to provide any written notice to participants as to whether we have established a minimum price for any ten-day pricing period. However, participants may obtain current information regarding any minimum price by contacting our company at the number listed above.

        The minimum share price for optional cash payments made pursuant to requests for waiver, if established for any ten-day pricing period, will be a stated dollar amount that the average of the high and low sale prices of our common shares on the Nasdaq National Market for each trading day of the relevant ten-day pricing period must equal or exceed. In the event that a minimum share price is not satisfied for a trading day in the ten-day pricing period, then that trading day will be excluded from that ten-day pricing period and no investment will occur on the corresponding investment date.

        For each trading day on which the minimum share price is not satisfied, 1/10 of each optional cash payment made by a participant by virtue of a request for waiver will be returned to such participant, without interest, after the end of the applicable ten-day pricing period. Thus, for example, if the minimum price is not satisfied for three of the ten trading days in a ten-day pricing period, 3/10 of each participant's optional cash payment made by virtue of a request for waiver will be returned to such participant by check, without interest, after the end of the applicable ten-day pricing period. State Street expects to mail such checks within five to ten business days from the end of the applicable ten-day pricing period. This return procedure will only apply when shares are purchased directly from us for optional cash payments made by virtue of requests for waiver and we have set a minimum price for the relevant pricing period. See Question 15.

        For any ten-day pricing period, we may waive our right to set a minimum share price for optional cash payments made by virtue of requests for waiver. Participants may ascertain whether the minimum price applicable to a given pricing period has been set or waived, as applicable, by contacting our company at the number listed above.

        For a list of expected dates by which minimum share prices will be set in 1999 and 2000, see Schedule A.


        The minimum share price concept and return procedure discussed above apply only to optional cash payments made by virtue of requests for waiver when our common shares are to be purchased from us on the applicable investment date. All other optional cash payments will be made at the price otherwise payable by plan participants for our common shares less the discount, if any, without regard to any minimum share price.

    18. What are the record dates and investment dates for optional cash payments?

    Optional cash payments will be invested every month as of the related investment date. The "record date" for optional cash payments is one business day before the commencement of the related ten-day pricing period and the "investment date" for optional cash payments of $12,500 or less per month is the last day of the ten-day pricing period. For optional cash payments greater than $12,500 per month made pursuant to requests for waiver, the "investment date" is each day on which the Nasdaq National Market is open for business in a ten-day pricing period.

    If State Street receives optional cash payments by the record date, it will apply such payments to the purchase of our common shares on the investment dates that relate to that ten-day pricing period. Neither our company nor State Street will pay any interest on optional cash payments held pending investment. Generally, optional cash payments received after the record date will be held for investment on the investment date relating to the next applicable ten-day pricing period; such optional cash payments will not earn interest pending investment.

    For a schedule of expected record dates and pricing period commencement dates and conclusion dates in 1999 and 2000, see Schedule A.

    19. When must State Street receive optional cash payments?

    Each month State Street will apply any optional cash payment for which good funds are timely received to the purchase of our common shares for the account of the participant during the next ten-day pricing period. In order for funds to be invested during the next ten-day pricing period, State Street must have received a check, money order or wire transfer by the end of the business day immediately before the first trading day of the ensuing ten-day pricing period. Such check, money order or wire transfer must have cleared on or before the first investment date in such ten-day pricing period. Participants may use wire transfers only if approved verbally in advance by State Street. State Street will accept checks and money orders subject to timely collection as good funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to State Street and submitted together with, initially, the authorization form or, subsequently, the form for additional investments attached to participant's statements. Checks returned for any reason will not be resubmitted for collection.

    Neither our company nor State Street will pay any interest on optional cash payments held pending investment. Since no interest is paid on cash held by State Street, it normally will be in the best interest of a participant to defer optional cash payments until shortly before commencement of the pricing period.

    In order for payments to be invested on the first investment date in a ten-day pricing period, in addition to the receipt of good funds by the first investment date in a ten-day pricing period, State Street must receive an authorization form or a broker and nominee form, as appropriate, as of the same date. See Questions 6 and 8.

    20. May optional cash payments be returned to participants?

    If State Street receives a telephonic or written request at least five business days before the record date for the investment date for which participants have delivered optional cash payments to State Street, such optional cash payments will be returned to the participant as soon as practicable. If State Street receives such requests less than five business days before such date, a participant's optional cash payment will not be returned but instead will be invested on the next related investment date. Additionally, a portion of each optional cash payment will be returned by check, without interest, after the end of the ten-day pricing period for each trading day that does not meet the minimum price, if any, applicable to optional cash payments made pursuant to requests for waiver. See Question 17.

    21. Are there any expenses to participants in connection with their participation under the plan?

    Participants will incur no brokerage commissions or service charges in connection with the reinvestment of distributions or optional cash payments made to acquire our common shares. In addition, we will pay all other costs of administration of the plan. However, participants that request that State Street sell all or any portion of their shares (see Question 27) must pay a nominal fee of $15 per transaction to State Street, any related brokerage commissions (which are not expected to exceed $.12 per share (subject to change)) and applicable share transfer taxes.

Reports to Participants

    22. What kind of reports will be sent to participants in the plan?

    Each participant in the plan will receive a statement of his or her account following each purchase of additional shares. These statements are participants' continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, participants will receive copies of other communications sent to holders of our common shares, including our annual report to our shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting distributions paid.

Distributions on Fractions

    23. Will participants be credited with distributions on fractions of shares?

    Yes.

Certificates for Common Shares

    24. Will certificates be issued for shares purchased?

    No. Common shares purchased for participants will be held in the name of State Street or its nominee. No certificates will be issued to participants for shares in the plan unless a participant submits a written request to State Street or until participation in the plan is terminated. At any time, a participant may request State Street to send a certificate for some or all of the whole shares credited to a participant's account. This request should be mailed to State Street at the address set forth in the answer to Question 37. Any remaining whole shares and any fractions of shares will remain credited to the plan account. Certificates for fractional shares will not be issued under any circumstances.

    25. In whose name will certificates be registered when issued?

    Each plan account is maintained in the name in which the related participant's certificates were registered at the time of enrollment in the plan. Share certificates for whole shares purchased under the plan will be similarly registered when issued upon a participant's request. If a participant is a beneficial owner, such request should be placed through such participant's banker, broker or other nominee. See Question 6. A participant who wishes to pledge shares credited to such participant's plan account must first withdraw such shares from the account.

Withdrawals and Termination

    26. When may participants withdraw from the plan?

    A participant may withdraw from the plan with respect to all or a portion of the shares held in his or her account in the plan at any time. If the request to withdraw is received prior to a distribution record date set by our board of directors for determining shareholders of record entitled to receive a distribution, the request will be processed on the day following receipt of the request by State Street.

    If State Street receives the request to withdraw on or after a distribution record date, but before a payment date, State Street, in its sole discretion, may either pay such distribution in cash or reinvest it in shares for the participant's account. The request for withdrawal will then be processed as promptly as possible, following such distribution payment date. All distributions subsequent to such distribution payment date or investment date will be paid in cash unless a shareholder re-enrolls in the plan, which may be done at any time.

    Any optional cash payments which have been sent to State Street prior to a request for withdrawal will also be invested on the next investment date unless a participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by State Street at least two business days prior to the first day of the corresponding ten-day pricing period.

    27. How does a participant withdraw from the plan?

    A participant who wishes to withdraw from the plan with respect to all or a portion of the shares held in his or her account in the plan must notify State Street in writing at its address set forth in the answer to Question 37. Upon a participant's withdrawal from the plan or termination of the plan by us, certificates for the appropriate number of whole shares credited to his or her account under the plan will be issued. A cash payment will be made for any fraction of a share.

    Upon withdrawal from the plan, a participant may also request in writing that State Street sell all or part of the shares credited to his or her account in the plan. State Street will sell the shares as requested within ten business days after processing the request for withdrawal. The participant will receive the proceeds of the sale, less a nominal fee per transaction paid to State Street, any brokerage fees or commissions and any applicable share transfer taxes, generally within five business days of the sale.

    28. Are there any automatic termination provisions?

    Participation in the plan will be terminated if State Street receives written notice of the death or adjudicated incompetence of a participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next record date for purchases made through the reinvestment of distributions or optional cash payments, as applicable. In the event State Street receives written notice of death or adjudicated incompetence and such supporting documentation less than five business days before the next record date for purchases made through the reinvestment of distributions or optional cash payments, as applicable, shares will be purchased for the participant with the related cash distribution or optional cash payment and participation in the plan will not terminate until after such distribution or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the participant's account and the participant's shares and any cash distributions paid thereon will be forwarded to such participant's legal representative.

    We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of our common shares or interested investors in order to eliminate practices which are, in the our sole discretion, not consistent with the purposes or operation of the plan or which adversely affect the price of our common shares.

Other Information

    29. What happens if a participant sells or transfers all of the shares registered in the participant's name?

    If a participant disposes of all shares registered in his or her name, and is not shown as a record owner on a distribution record date, the participant may be terminated from the plan as of such date and such termination treated as though a withdrawal notice had been received prior to the record date.

    30. What happens if we declare a distribution payable in shares or declare a share split?

    Any distribution payable in shares and any additional shares we distribute in connection with a share split in respect of shares credited to a participant's plan account will be added to that account. Share distributions or split shares that are attributable to shares registered in a participant's own name and not in his or her plan account will be mailed directly to the participant as in the case of shareholders of our company not participating in the plan.

    31. How will shares held by State Street be voted at meetings of shareholders?

    If the participant is a record owner, the participant will receive a proxy card covering both directly held shares and shares held in the plan. If the participant is a beneficial owner, the participant will receive a proxy covering shares held in the plan through his or her broker, bank or other nominee.

    If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the participant's shares will be voted in accordance with the recommendations of our board of directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a participant's name may be voted only by the participant in person.

    32. What are the responsibilities of our company and State Street under the plan?

    Our company and State Street will not be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, (1) any claim of liability arising out of the failure to terminate a participant's account upon his or her death, (2) with respect to the prices at which our common shares are purchased and/or the times when such purchases are made or (3) with respect to any fluctuation in the market value before or after the purchase or sale of our common shares. Notwithstanding the foregoing, nothing contained in the plan limits our liability with respect to alleged violations of federal securities laws.

    Our company and State Street shall be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

    33. May the plan be changed or discontinued?

    Yes. We may suspend, terminate or amend the plan at any time. Notice will be sent to participants of any suspension or termination, or of any amendment that alters the plan terms and conditions, as soon as practicable after such action by us.

    We may substitute another administrator or agent in place of State Street at any time. Participants will be promptly informed of any such substitution.

    34. What are the federal income tax consequences of participation in the plan?

    The following summary describes United States Federal income tax considerations of participation in the plan applicable to holders of our common shares who are generally subject to United States Federal income tax ("U.S. Shareholders"). This summary is for general information purposes only and is based on the United States Internal Revenue Code of 1986, and Treasury regulations under and judicial and administrative interpretations of, the Code, all as in effect on the date of this prospectus and all of which are subject to change. The tax treatment to a U.S. Shareholder may vary depending upon his particular situation. Holders such as persons that are not United States persons, as well as banks, insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax and broker dealers, may be subject to special rules not discussed below. The following summary is limited to U.S. Shareholders who will hold our common shares as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. The discussion below does not address the effect of any state, local or foreign tax law on a U.S. Shareholder.

        As used here, the term "United States person" means (1) an individual who is a citizen or resident of the United States, (2) a partnership, corporation or other entity created or organized in or under the laws of the United States or any state thereof, (3) an estate, the income of which is subject to U.S. Federal income tax, regardless of source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

        For United States Federal income tax purposes, a U.S. Shareholder who is a participant in the plan (as a "U.S. Participant") will be treated as receiving a distribution equal to the number of our common shares purchased with such U.S. Participant's reinvested dividends multiplied by the fair market value of our common shares on the date they were purchased. For purposes of this paragraph, the "fair market value" of our common shares will be the average of the high and low sales prices for that date, as reported by the exchange on which the common shares are principally traded; if our common shares do not trade on that date, the fair market value will be the weighted average of the mean of the high and low sales prices on the nearest trading dates before and after the date of purchase. This amount may differ from the price used to determine the number of shares a shareholder will acquire under the plan.

        A U.S. Shareholder who does not participate in the plan, and who continues to receive cash dividends, will be treated as receiving a distribution equal to the amount of cash received. In either case, subject to the discussion below under "Certain Tax Considerations--Taxation of Shareholders--United States Taxation of U.S. Shareholders and Non-U.S. Shareholders," the distribution will be includible in the U.S. Shareholder's income as a taxable dividend to the extent of our company's then current and accumulated earnings and profits as determined for United States Federal income tax purposes. Any cash dividend also will not be eligible for the dividends received deduction available to corporations.

        The tax basis to a U.S. Participant in each share or fraction of a share acquired through the dividend reinvestment aspect of the plan will equal the fair market value of that share or fraction of a share on the date it was purchased. The holding period will begin on the day following the date of purchase.

        Subject to the discussion below under "Certain Tax Considerations--Taxation of Shareholders--United States Taxation of U.S. Shareholders and Non-U.S. Shareholders," the sale of our common shares will generally result in the recognition of gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted basis in such common shares. For individuals, gain from a sale or exchange will be taxed at varying rates depending on whether the stock sold was held for one year or less, more than one year but not more than eighteen months, or more than eighteen months.

        For U.S. Participants who are current shareholders of our company, it is not entirely clear under current law how purchases of common shares from us pursuant to the optional cash payment feature of the plan should be treated for federal income tax purposes. We currently intend to take the position for tax reporting purposes either that no distribution from us has occurred in connection with optional cash purchases, or, alternatively, that any such distribution is not taxable as a dividend. It is possible, however, that the Internal Revenue Service might contend that U.S. Participants who are our shareholders should be treated for federal income tax purposes as having received a distribution from us in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of our common shares on the investment date less the amount of the optional cash payment, and that all or a portion of such distribution should be treated as a taxable dividend. In the future, we may, in light of subsequent developments in the tax laws or for other reasons, treat as a taxable dividend all, or a portion, of the excess of the fair market value of our common shares credited to a participant's plan account on the investment date less the amount of the optional cash payment. U.S. Participants are encouraged to consult with their own tax advisors with regard to the tax treatment of optional cash purchases.

    35. How are income tax withholding provisions applied to participants in the plan?

    If a participant fails to provide federal income tax certifications in the manner required by law, distributions on common shares proceeds from the sale of fractional shares and proceeds from the sale of common shares held for a participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Shareholders such as most corporations are, however, exempt from the above withholding requirements.

    If a participant is a foreign shareholder whose distributions are subject to federal income tax withholding at the 31% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in common shares will be credited to such participant's account.

    36. Who bears the risk of market fluctuations in our common shares?

    A participant's investment in shares held in the plan account is no different from his or her investment in directly held shares. The participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

    37. Who should be contacted with questions about the plan?

    All correspondence regarding the plan should be directed to:

               STATE STREET BANK AND TRUST COMPANY
               c/o EquiServe, L.P.
               P.O. Box 8200
               Boston, Massachusetts 02266-8200
               TELEPHONE: (XXX) XXX-XXXX

    Please mention ESG RE LIMITED and this plan in all correspondence.

    38. How is the plan interpreted?

    We will determine any question of interpretation arising under the plan and any such determination will be final. We may adopt any condition to participation in the plan and its operation will be governed by the laws of Bermuda.

    39. What are some of the participant responsibilities under the plan?

    Common shares credited to a participant's plan are subject to escheat to the state in which the participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the participant. Participants, therefore, should notify State Street promptly in writing of any change of address. Account statements and other communications to participants will be addressed to them at the last address of record provided by participants to State Street.

    Participants will have no right to draw checks or drafts against their plan accounts or to instruct State Street with respect to any common shares or cash held by State Street except as expressly provided in this document.

                           CERTAIN TAX CONSIDERATIONS

    The following summary of the taxation of our company, ES Bermuda, ESG Germany, ES Ireland and Accent Europe and the taxation of our shareholders is based upon current law. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. Statements made below as to Bermuda law set forth the opinion of Appleby, Spurling & Kempe, our Bermuda counsel. Statements made below as to United States law set forth the opinion of Paul, Weiss, Rifkind, Wharton and Garrison, our United States counsel. Statements made below as to German taxation set forth the opinion of Deloitte & Touche GmbH. Statements made below as to United Kingdom taxation set forth the opinion of Deloitte & Touche, our United Kingdom advisors. Statements made below as to Canadian taxation set forth the opinion of Deloitte & Touche, our Canadian advisors. Statements made below as to Irish law set forth the opinion of Matheson Ormsby Prentice, our Irish counsel.

Taxation of Our Company and its Subsidiaries

    Bermuda

    Our company and ES Bermuda have each received from the Minister of Finance of Bermuda a written undertaking under the Exempted Undertakings Tax Protection Act, 1966 (as amended) of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to our company and ES Bermuda or to any of our operations or those of ES Bermuda's or the shares, debentures or other obligations of our company and ES Bermuda until March 28, 2016. These assurances are qualified by the proviso that they are not construed to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to the land leased to us and ES Bermuda.

    Each of our company and ES Bermuda is required to pay annual Bermuda government fees and ES Bermuda, additionally, is required to pay insurance registration fees as an insurer under the Insurance Act 1978. Under current rates, we pay a fixed fee of BD$15,900 and ES Bermuda pays a total of BD$18,400 per year (which includes the annual Bermuda government fee and the annual insurance registration fee). Currently there is no Bermuda withholding tax on dividends that ES Bermuda may pay to us.

    United States

    Our company and our non-U.S. subsidiaries intend to operate our business in a manner that will not cause us to be treated as engaged in a trade or business within the United States. On this basis, our company and our non-U.S. subsidiaries do not expect to be required to pay U.S. income tax (other than withholding tax as described below). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business in the United States, there can be no assurances that the Internal Revenue Service will not contend successfully that we or a subsidiary of ours is engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged (1) would be subject to U.S. income tax, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business except to the extent the corporation is entitled to relief under the permanent establishment provision of a tax treaty, as discussed below, and (2) would be required to file yearly income tax returns. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation can claim an allowance of deductions and credits only if it files a U.S. income tax return. Under regulations, the foreign corporation would be entitled to deductions and credits for a taxable year only if the return for that year is filed timely under rules set forth therein. Currently, the maximum federal tax rate on a corporation's effectively connected income is 35% and the branch profits tax rate is 30%. The branch profits tax is imposed each year on a corporation's effectively connected earnings and profits (with certain adjustments) deemed repatriated out of the United States.

    Under the tax convention between Bermuda and the United States (the "Bermuda Treaty"), a Bermuda company, such as ES Bermuda, predominantly engaged in the insurance business is subject to U.S. income tax on income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. The Bermuda Treaty exemption, according to its terms, does not apply to dividends and interest income. While there can be no assurances, we do not believe ES Bermuda will have a permanent establishment in the United States. ES Bermuda would not be entitled to the benefits of the Bermuda Treaty, however, if
(1) 50% or more of ES Bermuda's stock were beneficially owned, directly or indirectly, by persons other than Bermuda residents or U.S. citizens or residents, or (2) ES Bermuda's income were used in substantial part to make disproportionate distributions to, or to meet liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. We believe that the above exception to Bermuda Treaty benefits does not apply to ES Bermuda. The Bermuda Treaty does not provide relief from the U.S. branch profits tax.

    ES Ireland intends to operate its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in the United States under the income tax treaty between Ireland and the United States (the "Irish Treaty"). Whether or not a company is engaged in a trade or business or has a permanent establishment in the United States is essentially a factual test, and there is considerable uncertainty as to the activities that will cause a foreign corporation to be subject to tax in the United States, and thus, there can be no assurance that U.S. tax authorities will not successfully contend that ES Ireland is subject to United States tax. If, however, ES Ireland were subject to U.S. tax, it is not expected that the amount of such tax would materially affect our shareholders' equity and earnings.

    Under the income tax treaty between Germany and the United States (the "German Treaty") ES Germany (or any other German subsidiary of the Company) will generally not be subject to United States Federal income tax unless it engages in a trade or business in the United States through a permanent establishment. While there can be no assurances, we believe that ES Germany and other

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of our German subsidiaries will operate their business activities in a manner that will not result in them being considered to be engaged in a trade or business or to have a permanent establishment in the United States.

    Under the income tax treaty between United Kingdom and the United States (the "U.K. Treaty"), ESG UK (or any other of our U.K. subsidiaries) will generally not be subject to United States Federal income tax unless it engages in a trade or business in the United States through a permanent establishment. While there can be no assurances, we believe that ESG UK will operate its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in the United States.

    Under the income tax treaty between Canada and the United States, ES North America will generally not be subject to United States Federal income tax by reason of its Toronto operations unless it engages in a trade or business in the United States through a permanent establishment. While there can be no assurances, we believe that our Toronto operations will operate its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in the United States.

    Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States as enumerated in Section 881(a) of the Internal Revenue Code of 1986 (such as dividends and certain interest on investments).

    The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to reinsurance premiums paid to ES Bermuda, ESG UK, ES Ireland and ES North America is 1% of gross premiums.

    Ireland

    In general, Irish companies must pay corporation tax on their trading income at the rate of 28%. However, a company which holds a certificate (a "Certificate") under Section 446 of the Taxes Consolidation Act, 1997 ("IFSC Company") qualifies for special relief. The effect of Section 446 Taxes Consolidation Act, 1997 ("Section 446") is to reduce the rate of corporation tax on income arising from the trading operations specified in a Certificate to 10%, provided the conditions attaching to the Certificate are met. Section 446 defines the trading operations specified in a Certificate as relevant trading operations ("Relevant Trading Operations"). The Irish Authorities have approved the grant of a Certificate to ES Ireland. The Certificate has been issued and unless it is revoked, it shall remain in force until December 31, 2005. The principal Relevant Trading Operations of ES Ireland comprise:

               (1) the provision of reinsurance facilities consisting of the underwriting by ES Ireland of reinsurance placements of insurance or reinsurance companies where such placements are solely in respect of risks arising outside Ireland; and

               (2) reinsurance (retrocession) of the risk referred to at (1) above with insurance and reinsurance companies.

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

To the extent that ES Ireland is engaged in activities outside the scope of its Relevant Trading Operations, its profits on such activities will be liable to Irish taxation at the rate of 28%.

    Withholding Taxes. There is no withholding tax on interest payments made by IFSC Companies in the course of carrying on their Relevant Trading Operations.

    There is a withholding tax on the payment of dividends and distributions by Irish resident companies at the standard rate of income taxation (currently 24%), subject to some exceptions. The exceptions are dividends and distributions paid to:

    o   companies resident in Ireland;

    o   companies resident in a European Union member state;

    o companies resident in a jurisdiction with which Ireland has entered into a double tax treaty;

    o companies resident in a jurisdiction outside the European Union with which Ireland does not have a double tax treaty, if the company is ultimately controlled by shareholders resident in a European Union member state or in a treaty country; and

    o companies which are not resident in Ireland and the principal class of the shares of

        o   the company, or

        o   another company of which the company is a 75% subsidiary,

        is substantially and regularly traded on one or more than one recognized stock exchange in a jurisdiction with which Ireland has a double taxation treaty or a European Union Member State or on such other stock exchange as may be approved of by the Minister for Finance for this purpose.

    Stamp Duty. Irish capital duty will generally arise in respect of monies subscribed for shares in Irish limited liability companies such as ES Ireland. The rate of duty is 1%. Irish capital duty does not arise in respect of monies subscribed to unlimited companies or to limited companies if the effective center of management of that limited company is located in another European Union member state. Where the effective center of management of a limited liability company is in another member state, there may be a liability to capital duty in that other state.

    The transfer of the beneficial ownership of any shares in ES Ireland will give rise to Irish stamp duty at a rate of 1%. Stamp duty becomes payable when the share transfer is executed. No stamp duty is chargeable on a transfer of nominal or legal title.

    No stamp duty is payable on the issue of policies of insurance which relate to risk located outside Ireland.

    Germany

    ESG Germany and its subsidiaries will be subject to tax in Germany on their income. If the requirements of a fiscal unity between ESG Germany and its other German subsidiaries are met, the income of the subordinated companies will be directly attributed to ESG Germany. Fiscal unity requires that the subordinated companies are integrated financially, organizationally and economically

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

from the beginning of the respective business year and that a profit and loss pooling agreement has been concluded for a period of at least five years and is in fact carried on.

    ESG Germany will be subject to trade tax on its income (including the income of our other subsidiaries attributed to it) at an effective rate of about 19% based upon the current municipal multiplier of 470% for Hamburg. The remaining profit after the deduction of the trade tax on income as a business expense is subject to corporate income tax at a retention rate of 40% for retained earnings, which is reduced to 30% if the profits are distributed to ESG UK, its immediate parent corporation. Additionally, a solidarity surcharge of 5.5% is levied on the corporate income tax. Accordingly, the overall effective tax rate in Germany will be approximately 54% for retained earnings and 45% for distributed earnings. Non-deductible expenses would increase the overall effective tax burden.

    Dividends ESG Germany pays to ESG UK will be exempt from German withholding tax and solidarity surcharge, but only if there is sufficient business purpose for ESG UK or ESG UK carries out business activities on its own under German tax law. We expect that a sufficient business purpose will be found, under German tax law, because ESG UK will own all of the shares of ES North America, European Specialty Limited and European Specialty Insurance Management Services Limited, in addition to all of the shares of ESG Germany, and will provide management functions for these companies. If sufficient business purpose were lacking, ESG Germany would have to withhold 25% withholding tax and a solidarity surcharge of 5.5% on the withholding tax on dividends paid to ESG UK. The total withholding tax burden would then be 26.375%.

    ES Ireland will not be subject to tax in Germany unless it operates through a permanent establishment in Germany. Although it is not free from doubt, we expect that ES Germany will qualify as an independent agent acting in the ordinary course of its business for ES Ireland and thus will not constitute a permanent establishment. In this regard, it is assumed that the activities of ES Germany will be structured as follows:

    ES Germany will be independently capitalized at a level comparable to that of other German reinsurers with similar levels of business and will assume a considerable part of the business. ES Germany will have its own employees with extensive experience, knowledge and relationships in the reinsurance industry, and decisions regarding the underwriting business will be made in Germany by employees of ES Germany. ES Germany will write reinsurance policies on behalf of itself, ES Ireland and to a considerable extent also on behalf of unrelated companies. ES Ireland will not direct the manner in which ES Germany operates, nor will it exercise any other form of control over ES Germany's operations. ES Ireland will not guarantee the profitability of ES Germany, there will be no common employees, and the fees ES Germany charges to ES Ireland will be calculated on the same basis as those charged to the unrelated reinsurers.

    Although not free from doubt, we believe that structuring the activities of ES Germany as described above should also support the opinion that ES Bermuda, which assumes business from ES Ireland, should not be subject to tax in Germany. The tax position of ES Bermuda is strengthened by the fact that it will have no contractual relationship with ES Germany. If ES Ireland or ES Bermuda were taxed in Germany, the current overall effective tax rate would be approximately 54%, although non-deductible expenses would increase the overall effective tax burden.

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

    United Kingdom

    Prior to April 1, 1999, ESG UK and its U.K. subsidiaries were subject to corporate income tax in the United Kingdom at the 31% rate. As of April 1, 1999, the corporate income tax rate in the United Kingdom is 30%. ESG UK will be entitled to a foreign tax credit for German taxes paid by ESG Germany, and for Canadian taxes paid by ES North America, with respect to profits paid as dividends to ESG UK, so that the effective U.K. corporate tax rate on dividends received from ESG Germany and ES North America should be zero, on the assumption that foreign tax borne in each jurisdiction is at least equivalent to the UK rate of taxation.

    Canada

    ES North America will be subject to Canadian federal and provincial income tax on its income at a combined rate of approximately 44%. It will also be subject to Canadian federal and provincial capital taxes at a combined rate of up to 0.5%. Dividends ES North America pays to ESG UK will be subject to Canadian withholding tax at the rate of 10%.

    Non-resident companies that carry on business in Canada may also be subject to Canadian income and capital taxes on the profits of the business carried on in Canada. Pursuant to the Canada-Ireland tax treaty, ES Ireland will be subject to tax in Canada only if it carries on business through a permanent establishment in Canada, and then only on income attributable to that permanent establishment. We intend to operate so that none of our subsidiaries, other than ES North America, is subject to tax in Canada.

Taxation of Shareholders

    Bermuda Taxation

    There is no Bermuda withholding tax on dividends paid by our company.

    United States Taxation of U.S. and Non-U.S. Shareholders

    Classification as a Controlled Foreign Corporation ("CFC"). Under Section 951(a) of the Internal Revenue Code, each "U.S. shareholder" of a CFC must include, among other things, in its gross income for U.S. Federal income tax purposes its pro rata share of the CFC's Subpart F income, even if the Subpart F income is not distributed. Subpart F income includes, among other items, "insurance income," defined as including income (including premium and investment income) attributable to the issuing (or reinsuring) of any insurance or annuity contract in connection with risks located in, liabilities arising out of activities in or the lives or health of residents of a country other than the country under the laws of which the corporation is organized and which would be taxed under the provisions of the Internal Revenue Code relating to insurance companies if the income were the income of a domestic insurance company.

    Subpart F insurance income does not, however, include any income from sources within the United States that is effectively connected with the conduct of a trade or business within the United States (unless such income is exempt from, or subject to a reduced rate of, tax pursuant to an income tax treaty with the United States), or in the case of a company entitled to the benefits of an income tax treaty with the U.S., any income which is attributable to a permanent establishment in the United States. Moreover, Subpart F insurance income does not include any item of income received by a CFC if such income was subject to an effective rate of income tax imposed by a foreign country greater than 90% of the maximum rate specified in Section 11 of the Internal Revenue Code. As discussed above, such maximum tax rate is currently 35%.

    Under Section 951(b) of the Internal Revenue Code, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in Section 958(b) of the Internal Revenue Code), 10% or more of the voting power of all classes of shares of a foreign corporation will be considered to be a "U.S. shareholder." In general, a foreign corporation is treated as a CFC if "U.S. shareholders" collectively own more than 50% of the total combined voting power or total value of the corporation's shares for an uninterrupted period of 30 days or more during any tax year. Additionally, a 25% threshold applies if more than 75% of a foreign corporation's gross premium or other income in respect of all risks is derived from the issuance (or reinsurance) of insurance or annuity contracts with respect to risks outside its country of organization. We believe that neither the 25% or 50% ownership tests will apply to us or our subsidiaries because (1) our share ownership will be widely dispersed and (2) under our articles of association, no U.S. Holder except John C Head III and persons deemed to own our common shares with him ("Head") under Section 958 of the Internal Revenue Code are permitted to hold as much as 10% of our total combined voting power, and Head is not permitted to hold more than 25% of such voting power. See "Risk Factors--Anti-Takeover Considerations."

    Additionally, Head has no intention of acquiring any shares that would cause them to be treated as owning 25% or more of the total value of our company. Therefore, we do not believe that either we or any of our subsidiaries will be a CFC for U.S. Federal income tax purposes. In the absence of any controlling authority, however, there can be no assurance that the Internal Revenue Service would not successfully take a contrary position regarding the effect of the foregoing limitations on voting power and therefore assert that we are a CFC. Moreover, if Head acquires sufficient shares that would cause Head to be treated as owning more than 25% of the value of our company for an uninterrupted period of 30 days or more during any tax year, we would be a CFC. If we or any subsidiary of ours were deemed to be a CFC, each "U.S. shareholder" would be required to include in its gross income for U.S. Federal income tax purposes its pro rata share of our Subpart F income, even if the Subpart F income is not distributed. Subpart F income includes, among other things, "insurance income" within the meaning of Section 953(a) of the Internal Revenue Code.

    Related Person Insurance Income ("RPII"). The discussion below is generally applicable only to the RPII, if any, of ES Bermuda, ES Ireland, ESG UK, ES North America or ES Germany. The rules below will not apply to ES Bermuda, ES Ireland or ES Germany if (1) less than 20% of the voting power and less than 20% of the total value of ES Bermuda, ES Ireland or ES Germany is owned (directly or indirectly) by persons who are (directly or indirectly) insured under any policy of insurance or reinsurance issued by such corporation or who are related persons to any such person, (2) the RPII of ES Bermuda, ES Ireland or ES Germany for the taxable year is less than 20% of its insurance income (as defined above but without provisions which limit insurance income to income from countries other than the country in which the corporation was created or organized), (3) such foreign corporation elects to treat its RPII as income effectively connected with the conduct of a trade or business in the U.S. or (4) ES Bermuda, ES Ireland or ES Germany elects to be treated as a United States corporation.

    RPII is defined in Section 953(c)(2) of the Internal Revenue Code as any "insurance income" attributable to policies of insurance (or reinsurance) with respect to which the person (directly or indirectly) insured is a "U.S. shareholder" or a "related person" to such a shareholder. For these purposes, a "U.S. shareholder" generally includes any U.S. person who beneficially owns any amount (rather than 10% or more by vote) of ES Bermuda, ES Ireland or ES Germany shares. (Such

"U.S. shareholders" hereafter are referred to as "RPII Shareholders.") In determining the RPII Shareholders of ES Bermuda, ES Ireland or ES Germany, shares of ES Bermuda, ES Ireland or ES Germany held indirectly by U.S. persons through any non-U.S. entity generally will be treated as held by such persons. The term "related person" for these purposes generally means someone who controls or is controlled by the RPII Shareholder, or someone who is controlled by the same person or persons that control the RPII Shareholder. Control is generally defined by reference to ownership interests in excess of 50% measured by vote or value in the case of corporate entities.

    If none of the exceptions described above applies and if all RPII Shareholders own, directly or indirectly, 25% or more of the total combined voting power or total value of ES Bermuda, ES Ireland or ES Germany shares, the RPII of ES Bermuda, ES Ireland or ES Germany must be included in the gross income of each RPII Shareholder even though not distributed, under the rules summarized below. Although no assurances can be given, we anticipate that our RPII as a percentage of gross insurance income in 1997 and in future fiscal years will not equal or exceed the 20% threshold.

    Computation of RPII. In order to determine how much RPII ES Bermuda, ES Ireland or ES Germany has earned in each fiscal year in which we consider there to be a substantial possibility of it reaching or exceeding the 20% limits described above, we intend to obtain and rely upon information from our RPII Shareholders to determine which, if any, of the RPII Shareholders or persons related to such RPII Shareholders were or are insured by ES Bermuda, ES Ireland or ES Germany. For any year in which gross RPII is 20% or more of ES Bermuda, ES Ireland or ES Germany's gross insurance income, we may also seek information from our shareholders as to whether beneficial owners of shares at the end of the year are RPII Shareholders so that the status of ES Bermuda, ES Ireland or ES Germany as a CFC and the apportionment of the RPII among such persons may be determined. We may also take any other reasonable actions we deem necessary to comply with the Internal Revenue Service rules.

    There are currently no Inland Revenue Service rulings or Treasury Regulations that provide a definitive method for determining whether an insured is, or is related to, an RPII Shareholder or whether a beneficial owner of shares is a U.S. person. Although there is no currently active regulations project, the U.S. Treasury Department is authorized to promulgate regulations that provide that a person will not be treated as an RPII Shareholder with respect to any foreign corporation if neither such person nor any related person to such person is (directly or indirectly) insured under any policy of insurance or reinsurance issued by such foreign corporation. To the extent we are unable to make determinations with respect to who constitutes an RPII Shareholder, it is possible that we may assume that insureds are, or are related to, RPII Shareholders for purposes of determining the amount of RPII, but may assume for apportionment purposes that such owners are not RPII Shareholders, thereby increasing the per share RPII amount for all known RPII Shareholders.

    Apportionment of RPII to RPII Shareholders. The amount of RPII includible in the income of any RPII Shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. When no exceptions apply, each RPII Shareholder owning or treated as owning shares in ES Bermuda, ES Ireland or ES Germany on the last day of ES Bermuda, ES Ireland or ES Germany's fiscal year will be required to include in its gross income for federal income tax purposes its share of the RPII for the entire taxable year, determined as if all such RPII were distributed proportionately only to such RPII Shareholder at that date, but limited to such RPII Shareholder's share of the ES Bermuda, ES Ireland or ES Germany's earnings and profits for the current taxable year and reduced by the RPII Shareholders' share, if any, of deficits in earnings and profits for prior taxable years. This inclusion would be required even though the shareholder

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

might not have owned our common shares for more than one day during the entire year. On the other hand, a RPII Shareholder who owns our common shares during a fiscal year but not on the last day of the fiscal year may not be required to include in gross income any part of ES Bermuda, ES Ireland or ES Germany's RPII.

    Dispositions of Ordinary Shares. Section 1248 of the Internal Revenue Code provides that if a U.S. person owns directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in section 958(b) of the Internal Revenue Code), 10% or more of the voting shares of a corporation that is or within a period of time was, a CFC (such person being referred to as a "10% U.S. Shareholder"), any gain from the sale or exchange of stock of such CFC may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% U.S. Shareholder may, in some circumstances, be required to report a disposition of shares of a CFC by attaching Internal Revenue Service Form 5471, Information Return with Respect to a Foreign Corporation, to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs. It is unclear whether Section 1248 of the Internal Revenue Code will also apply to the sale or exchange of shares in a foreign insurance company that earns RPII, and 25% or more of the shares of which are owned by U.S. persons, even if (1) the U.S. person is not a 10% shareholder, (2) RPII does not constitute 20% or more of the corporation's gross insurance income and/or (3) 20% or more of either the voting power or value of the corporation is not owned directly or indirectly through foreign entities by persons (directly or indirectly) insured (or reinsured) by such foreign insurer, or by persons related to such insureds (or reinsureds).

    We believe that such rules (and related reporting requirements) will not apply to the disposition of our common shares because we do not expect to have any 10% U.S. Shareholders other than HMI Partners L.P., we are not directly engaged in the insurance business, and the proposed regulations issued by the U.S. Department of the Treasury on April 17, 1991 should be interpreted in this manner. No assurance, however, can be given that the Internal Revenue Service will agree with this interpretation or that the final Treasury regulations when issued will provide that Section 1248 of the Internal Revenue Code and the respective reporting requirements will apply to the disposition of our shares.

    If the IRS or U.S. Treasury department were to make Section 1248 and the Form 5471 filing requirement applicable to the sale of common shares, we would notify shareholders that Section 1248 of the Internal Revenue Code and the requirement to file Form 5471 will apply to dispositions of our common shares. Thereafter, we will send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Section 1248 of the Internal Revenue Code and the requirement to file Form 5471 apply to dispositions of our common shares. We will attach to this notice a copy of Form 5471 completed with all company information and instructions for completing the shareholder information.

    Information Reporting. A U.S. Holder of our common shares may have an independent obligation to file a copy, for informational purposes, of Internal Revenue Service Form 5471 with its tax return for any taxable year in which such holder: (1) acquires 10% or more of the value of our common shares; or (2) disposes of a sufficient number of our common shares to decrease its interest below 10%. The Form 5471 is an information return on which the holder must provide data concerning the holder, our company and the acquisition or disposition of our common shares.

    Foreign Tax Credit. Because U.S. persons are likely to own a majority of our shares, only a portion of the RPII and dividends paid by us (including any gain from the sale of shares that are treated as a dividend under section 1248 of the Internal Revenue Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. We will provide shareholders with information regarding the portion of such RPII or dividend inclusions constituting foreign source income. It is likely that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most U.S. Holders to utilize excess foreign tax credits to reduce U.S. tax on such income.

    Passive Foreign Investment Companies. Sections 1291 through 1298 of the Internal Revenue Code contain special rules applicable to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of our assets produce passive income. If we were to be characterized as a PFIC, our United States shareholders would be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) our common shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to our common shares during the three preceding taxable years (or shorter period during which the taxpayer held our common shares). In general, the penalty tax is equivalent to the taxes that are deemed due during the period the U.S. shareholder owned our common shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to our common shares was taxed in equal portions throughout the holder's period of ownership at the maximum tax rate for ordinary income applicable to each such period, and an interest charge thereon. The interest charge is equal to the applicable rate imposed on underpayment of U.S. federal income tax for such period.

    The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. It is our intention that we and ES Bermuda, ES Ireland and ES Germany taken together, will be predominantly engaged in an insurance business and will not have financial reserves in excess of the reasonable needs of their insurance business. The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the shares. While no explicit guidance is provided by the statutory language, we believe that under the look-through rule we would be deemed to own the assets and to have received any income of ES Bermuda, ES Ireland and ES Germany directly for the purposes of determining whether we qualify for the aforementioned insurance exception. We believe, based upon the advice of counsel, that our interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the Internal Revenue Service or a court might take in the future.

    No regulations interpreting these specific issues under the PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. person who is considering an investment in our common shares should consult its tax advisor as to the effects of these rules.

    Other. Dividends paid by our company to U.S. corporate shareholders will not be eligible for the dividends received deduction provided by section 243 of the Internal Revenue Code.

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

    Except as discussed below with respect to backup withholding, dividends paid by our company will not be subject to U.S. withholding tax.

    Non-resident alien individuals will not be subject to U.S. estate tax with respect to our common shares.

    Information reporting to the Internal Revenue Service by paying agents and custodians located in the United States will be required with respect to payments of dividends on our common shares to U.S. persons. Thus, a holder of our common shares may be subject to backup withholding at the rate of 31% with respect to dividends paid by such persons, unless such holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability.

    Germany Taxation

    Our profits should not be taxed at the level of a German shareholder until they are distributed.

    However, because Bermuda is considered as a low tax state and our company's income should qualify as (normal) passive income and/or passive income with investment character, German shareholders of our company may be subject to German CFC rules.

    Under CFC rules, passive income qualifying as passive income with investment character derived at the level of a foreign company, which is subject to low taxation, is included in the income of a German resident in proportion to his participation in the foreign company and is therefore subject to German taxation. Such passive income is subject to German taxation if the German resident has at least 10% of the shares or voting rights in the foreign company.

    If we have (normal) passive income, our income would be attributed to the German residents in proportion to their participation, if German residents in their totality held more than 50% of the shares of voting rights in our company, even if the shareholding of each resident is lower than 10%.

    The CFC rules may also be applicable if one or several companies or partnerships are interposed between the shareholders and our company.

    The CFC rules, under some circumstances, may also require German residents to include in income their proportionate share of the income of our subsidiaries. German residents are urged to consult their personal tax advisors regarding the possible application of the CFC rules to their particular circumstances.

                             ----------------------

    The opinions of Appleby, Spurling & Kempe, Paul, Weiss, Rifkind, Wharton and Garrison, Matheson Ormsby Prentice, Deloitte & Touche, Canada, Deloitte & Touche, United Kingdom and Deloitte & Touche GmbH upon which the foregoing discussion is based do not include any factual or accounting matters, determinations or conclusions such as RPII amounts and computations and amounts of components thereof (e.g., amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to our business or activities. The summary is based upon current tax law. The tax treatment of a holder of our common shares, or of a person treated as a holder of our common shares for United States Federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to our shareholders. Prospective investors should consult their own tax advisors concerning the United States Federal, state, local and non-U.S. tax consequences of owning our common shares.

                                 USE OF PROCEEDS

    We do not know either the number of our common shares that will be ultimately sold pursuant to the plan or the prices at which such shares will be sold. However, we propose to use the net proceeds from the sale of newly issued common shares for working capital purposes.

                              PLAN OF DISTRIBUTION

    Except to the extent State Street purchases common shares in open market transactions, the common shares acquired under the plan will be sold directly by our company through the plan. Shares acquired under the plan, including shares purchased pursuant to waivers granted with respect to the optional cash payment feature of the plan, may be sold in market transactions (including coverage of short positions) on any national securities exchange on which our common shares trade or in privately negotiated transactions. Our common shares are currently traded on the Nasdaq National Market.

    It is expected that a portion of the common shares available for issuance under the plan will be issued pursuant to waivers of the applicable monthly purchase maximum. If participants submit requests for waiver of the applicable monthly purchase maximum for any investment date for an aggregate amount in excess of the amount we are willing to accept, we will grant such requests in our absolute discretion and on the basis of the factors described in Question 17 above.

    Persons who make purchases in connection with a "distribution" of our common shares, as that term is used under the Securities Act of 1933, may be deemed to be underwriters under the federal securities laws. If a person is deemed to be an underwriter, the difference between the price such person pays to our company for common shares acquired under the plan, after deduction of any applicable discount from the market price, and the price at which such shares are resold may be deemed to constitute underwriting commissions received by that person in connection with such transactions. We will not extend to any person who may be deemed to be an underwriter any rights or privileges other than those to which he or it would be entitled as a plan participant, nor will we enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution of them. If such a purchaser believes himself or itself to be an underwriter, we will make available to him or it copies of this prospectus to be delivered to subsequent purchasers of our common shares from him or it.

    Subject to the availability of our common shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.

    We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common shares under the plan. Upon withdrawal by a participant from the plan by the sale of common shares held under the plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to State Street (if such resale is made by State Street at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

    Our common shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                              LEGAL CONSIDERATIONS

    We have been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority.

    The transfer of our common shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of shares to such persons may be effected without specific consent under the Exchange Control Act of 1972 and regulations thereunder. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act of 1972.

    There are no limitations on the rights of persons regarded as non-resident of Bermuda for foreign exchange control purposes owning our common shares to hold or vote their common shares. Because we have been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares, other than in respect of local Bermuda currency.

    In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

    We will take no notice of any trust applicable to any of our common shares whether or not we had notice of such trust.

    As an "exempted company," we are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but as an exempted company we may not participate in business transactions such as (1) the acquisition or holding of land in Bermuda (except that required for our business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than select types of Bermuda government securities or securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or (4) the carrying on of business of any kind in Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

    The Bermuda government actively encourages foreign investment in "exempted" entities like our company that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, we are subject neither to taxes on our income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and we can accumulate profits, as required, without limitation.

                                     EXPERTS

    The consolidated financial statements of ESG Re Limited and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated by reference into this prospectus, have been incorporated by reference in reliance on the reports of Deloitte & Touche, Hamilton, Bermuda, independent accountants, and on the authority of Deloitte & Touche as experts in accounting and auditing.

                                  LEGAL MATTERS

    Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, will issue an opinion about certain U.S. tax matters and will rely, as to Bermuda law, upon the opinion of Appleby, Spurling & Kempe, Hamilton, Bermuda. Appleby, Spurling & Kempe will issue an opinion about the legality of the issuance of our common shares offered by this prospectus. Appleby, Spurling & Kempe will also issue an opinion regarding certain Bermuda tax matters. Deloitte & Touche GmbH will issue an opinion regarding certain German tax matters. Deloitte & Touche, United Kingdom, will issue an opinion regarding certain United Kingdom tax matters. Matheson Ormsby Prentice, Ireland, will issue an opinion regarding certain Irish tax matters. Deloitte & Touche, Canada, will issue an opinion regarding certain Canadian tax matters.

                       WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-3 regarding the offering with the Securities and Exchange Commission (the "SEC"). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. You may read and copy the registration statement, the related exhibits and the other materials we file with the SEC at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC, including our company. The site's address is http://www.sec.gov.

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's Internet site or at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

                           INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the earlier filed or incorporated information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus:

    o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    o Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 1999; and

    o The description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on December 9, 1997.

    We have filed each of these documents with the SEC, and they are available from the SEC's Internet site and public reference rooms described under "Where You Can Find More Information" above. You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Corporate Secretary
                                 ESG Re Limited
                                16 Church Street
                             Hamilton HM11, Bermuda
                                 (441) 295-2185

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

                       PREPARATION OF FINANCIAL STATEMENTS

    Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Audited financial statements as of December 31, 1998 are incorporated into this prospectus and the registration statement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998. As used in this prospectus, "$" refers to U.S. dollars and "BD$" refers to Bermuda dollars.

                                   SCHEDULE A

                             OPTIONAL CASH PAYMENTS


                          Record Date and
 Minimum Price and         Optional Cash           Pricing Period          Pricing Period
 Discount Set Date       Payment Due Date         Commencement Date       Conclusion Date
-------------------      ----------------         -----------------       ---------------
June 1, 1999             June 6, 1999             June 7, 1999            June 18, 1999
June 30, 1999            July 6, 1999             July 7, 1999            July 20, 1999
August 2, 1999           August 6, 1999           August 6, 1999          August 19, 1999
September 1, 1999        September 7, 1999        September 8, 1999       September 21, 1999
October 1, 1999          October 6, 1999          October 7, 1999         October 20, 1999
November 1, 1999         November 4, 1999         November 5, 1999        November 18, 1999
December 1, 1999         December 6, 1999         December 7, 1999        December 20, 1999
January 3, 2000          January 6, 2000          January 7, 2000         January 20, 2000
February 1, 2000         February 6, 2000         February 7, 2000        February 18, 2000
March 1, 2000            March 6, 2000            March 7, 2000           March 20, 2000
April 3, 2000            April 6, 2000            April 7, 2000           April 20, 2000
May 1, 2000              May 4, 2000              May 5, 2000             May 18, 2000
June 1, 2000             June 6, 2000             June 7, 2000            June 20, 2000
July 3, 2000             July 9, 2000             July 10, 2000           July 21, 2000
August 1, 2000           August 6, 2000           August 7, 2000          August 18, 2000
September 1, 2000        September 7, 2000        September 8, 2000       September 21, 2000
October 2, 2000          October 5, 2000          October 6, 2000         October 19, 2000
November 1, 2000         November 6, 2000         November 7, 2000        November 20, 2000

======================================= ========================================
We have not authorized any dealer,
salesperson or other person to give any
information or represent anything not                   2,000,000
contained in this prospectus.  You must
not rely on any unauthorized information.             Common Shares
This prospectus does not offer to sell
or buy any shares in any jurisdiction
where it is unlawful. The information in this prospectus is current as of
  , 1999.
                                                     ESG Re Limited

            -----------------
            TABLE OF CONTENTS
            -----------------
                                                       PROSPECTUS

                                   Page
                                   ----

Enforceability of Civil Liabilities..ii
The Company...........................1
Risk Factors..........................2
Forward-Looking Information...........9
The Plan..............................9
Certain Tax Considerations ..........29
Use of Proceeds......................40
Plan of Distribution.................40
Legal Considerations.................41
Experts..............................42
Legal Matters........................42                       , 1999
Where You Can Find More Information..42
Incorporation by Reference...........43
Preparation of Financial Statements..43

======================================= ========================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock.

Securities and Exchange Commission, registration fee................... $  9,419
Printing and mailing expenses..........................................    5,000
Accounting fees and expenses...........................................   30,000
Legal fees and expenses................................................   50,000
Miscellaneous expenses.................................................    1,500
                                                                        --------

              Total.................................................... $ 95,919

Item 15. Indemnification of Directors and Officers

         Section 98 of the Companies Act 1981 of Bermuda (the "Act") provides generally that a Bermudian company may indemnify its directors, officers and auditors against any liability which by virtue of Bermudian law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act. The Company has adopted provisions in its Memorandum of Association and Bye-Laws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the Act. The Company also entered into indemnification agreements with each of its directors and officers to provide them with the maximum indemnification allowed under its Memorandum of Association, Bye-Laws and the Act.

Item 16. Exhibits

         A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 17. Undertakings

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on the 23rd day of April, 1999.

                                             ESG RE LIMITED


                                             By: /s/ Joan H. Dillard
                                                 -------------------
                                                 Joan H. Dillard
                                                 Chief Financial Officer

         Each person whose signature appears below hereby constitutes and appoints Wolfgang M. Wand and Steven H. Debrovner and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed by the following persons in the capacities indicated on the dates indicated.


SIGNATURE                  TITLE                                     DATE
---------                  -----                                     ----

/s/ Wolfgang M. Wand       Managing Director and Chief          April 23, 1999
--------------------       Executive Officer and Director
Wolfgang M. Wand           (Principal Executive Officer)

/s/ Steven H. Debrovner    Chief Operating Officer and          April 23, 1999
-----------------------    Director
Steven H. Debrovner

SIGNATURE                  TITLE                                     DATE
---------                  -----                                     ----

/s/ Joan H. Dillard        Chief Financial Officer              April 23, 1999
-------------------        (Principal Financial and
Joan H. Dillard            Accounting Officer)

/s/ John C Head III        Chairman of the Board                April 23, 1999
-------------------
John C Head III

/s/ Kenneth P. Morse       Director                             April 23, 1999
--------------------
Kenneth P. Morse

                           Director
--------------------
David L. Newkirk

/s/ William J. Poutsiaka   Director                             April 23, 1999
------------------------
William J. Poutsiaka

/s/ Edward A. Tilly        Director                             April 23, 1999
-------------------
Edward A. Tilly

                                  EXHIBIT INDEX

Exhibit
-------
3.1 Memorandum of Association of the Registrant (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
3.2 Bye-laws of the Registrant (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
4.1 Form of Share Certificate (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
5.1     Draft of Opinion of Appleby, Spurling & Kempe.
8.1 Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.
8.2     Draft of Opinion of Appleby, Spurling & Kempe as to certain tax matters.
8.3     Draft of Opinion of Deloitte & Touche GmbH as to certain tax matters.
8.4     Opinion of Deloitte & Touche, United Kingdom as to certain tax matters.
8.5     Opinion of Deloitte & Touche, Canada as to certain tax matters.
8.6     Opinion of Matheson Ormsby Prentice as to certain tax matters.
23.1    Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).
23.2 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibit 8.1).
23.3    Consent of Deloitte & Touche, Bermuda.
23.4    Consent of Deloitte & Touche GmbH (included in Exhibit 8.3).
23.5    Consent of Deloitte & Touche, United Kingdom (included in Exhibit 8.4).
23.6    Consent of Deloitte & Touche, Canada (included in Exhibit 8.5).
23.7    Consent of Matheson Ormsby & Prentice (included in Exhibit 8.6).